Exhibit 10.13

EXECUTION VERSION

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

among

AUNA COLOMBIA S.A.S.,

as USD Borrower under the USD Credit Agreement

ONCOSALUD S.A.C.,

as PEN Borrower under the PEN Credit Agreement

the GUARANTORS referred to herein

SCOTIABANK PERU S.A.A.,

as PEN Administrative Agent under the PEN Credit Agreement

CITIBANK DEL PERU S.A.,

as USD Administrative Agent under the USD Credit Agreement

and

SCOTIABANK PERU S.A.A.,

as Collateral Agent

Dated as of December 26, 2018

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Certain Defined Terms	2
Section 1.2	Interpretation of Terms Generally	12

ARTICLE II
THE COLLATERAL AGENT

Section 2.1	Appointment of Collateral Agent	13
Section 2.2	Powers and Immunities of Collateral Agent	13
Section 2.3	Action or Inaction by the Collateral Agent	15
Section 2.4	Reimbursement and Indemnification of Collateral Agent	16
Section 2.5	Lack of Reliance on the Collateral Agent	17
Section 2.6	The Collateral Agent in its Individual Capacity	18
Section 2.7	Merger, Conversion or Consolidation of Collateral Agent	18
Section 2.8	Resignation by the Collateral Agent	18
Section 2.9	Events of Default	19
Section 2.10	Force Majeure	19
Section 2.11	Shared Collateral Matters	19
Section 2.12	Delivery of Information	21
Section 2.13	Collateral Agent May File Proofs of Claim	21
Section 2.14	Appointment of the Collateral Agent as Attorney-in-Fact	21
Section 2.15	Fees and Reimbursement of Costs and Expenses	23
Section 2.16	Beneficiary of Security Documents	24

ARTICLE III
SECURED OBLIGATIONS

Section 3.1	Secured Obligations	24
Section 3.2	Shared Collateral Documents	24
Section 3.3	No Challenge	24

ARTICLE IV
DEFAULT NOTICE, NEGOTIATION PERIOD

Section 4.1	Default Notice; Negotiation Period	24
Section 4.2	Group Enforcement Action	25
Section 4.3	Directions by the Group Representatives	25

ARTICLE V
APPLICATION OF SHARED COLLATERAL PROCEEDS

Section 5.1	Application of Shared Collateral Proceeds	25

i

EXHIBITS

Form of
A	Colombian Stock Pledge Agreement
B	Peruvian Assets Security Trust Agreement
C	Peruvian Cash Flow Security Trust Agreement
D	Peruvian Mortgages

INDEX OF DEFINED TERMS

Page
Affiliate	2
Agreement	1
Amendment No 1 to the PEN Credit Agreement	1
AML Laws	3
Anti-Corruption Laws	2
Anti-Money Laundering Laws	3
Anti-Terrorism Laws	3
Applicable Percentage	3
Bail-In Action	3
Bail-In Legislation	3
Business Day	4
Claim	4
Collateral Agent	1
Colombia	4
Colombian Collateral Agent	4
Colombian Stock Pledge Agreement	4
Contractual Obligation	4
Control	4
Controlled	4
Controlling	4
Default	4
Default Notice	4
Defaulted Financing Document	24
Dollar Equivalent	4
Dollars	4
EEA Financial Institution	4
EEA Member Country	5
EEA Resolution Authority	5
Enforcement Action Instruction	5
Environmental Laws	5
Event of Default	5
Executive Order	5
FCPA	5
Financing Documents	5
FRB	5
Governmental Authority	5
Group Enforcement Action Instruction	25
Group Representative	5
Group Required Secured Claimholders	5
Groups	5
GSP	5
Guarantors	6
Hedge Providers	1

Page
Hedging Agreement	6
IFRS	6
Indemnitee	16
Joint Enforcement Action Instruction	25
Laws	6
Lien	6
Master Agreement	6
Material Adverse Effect	6
MedicSer	6
Negotiation Period	25
Non-Defaulted Financing Document	24
NY Guaranty Agreement	2
NY PEN Guaranty Agreement	2
Obligations	7
Obligor Parties	7
OFAC	7
Oncocenter	7
Oncosalud	7
Organization Documents	7
Original PEN Credit Agreement	1
PEN Administrative Agent	1
PEN Borrower	1
PEN Credit Agreement	1
PEN Credit Documents	7
PEN Credit Primary Obligations	7
PEN Credit Secondary Obligations	7
PEN Guarantors	7
PEN Lenders	1
PEN Loan Parties	7
Person	7
Peru	7
Peruvian Assets Security Trust Agreement	8
Peruvian Cash Flow Security Trust Agreement	8
Peruvian Mortgages	8
Peruvian PEN Guaranty Agreement	1
Peruvian USD Guaranty Agreement	2
Primary Obligations	8
Pro Rata Share	8
Process Agent	33
Reference Hedge	9
Required Secured Claimholders	9
S/	11
Sanction(s)	9
Sanctioned Jurisdiction	9
Sanctions Laws	9
Sanctions List	10

v

Page
Sanctions Target	10
Secondary Obligations	10
Secured Claimholders	10
Secured Obligations	10
Shared Collateral	11
Shared Collateral Documents	11
Soles	11
Subsidiary	11
Target	12
Trustee	12
U.S.$	4
UCC	12
United States	12
USD Administrative Agent	1
USD Borrower	1
USD Credit Agreement	1
USD Credit Documents	12
USD Credit Primary Obligations	12
USD Credit Secondary Obligations	12
USD Guarantors	12
USD Lenders	1
USD Loan Parties	12
Write-Down and Conversion Powers	12

THIS INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (this “Agreement”), dated as of December 26, 2018, among:

(a) AUNA COLOMBIA S.A.S., a sociedad por acciones simplificada incorporated and existing under the laws of Colombia, as borrower (in such capacity, the “USD Borrower”) under the USD Credit Agreement (as defined below);

(b) ONCOSALUD S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru, as borrower (in such capacity, the “PEN Borrower”) under the PEN Credit Agreement (as defined below);

(c) the GUARANTORS (as defined below);

(d) SCOTIABANK PERU S.A.A., as administrative agent under the PEN Credit Agreement (in such capacity, the “PEN Administrative Agent”);

(e) CITIBANK DEL PERU S.A., as administrative agent under the USD Credit Agreement (in such capacity, the “USD Administrative Agent”); and

(f) SCOTIABANK PERU S.A.A., as collateral agent hereunder (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the USD Borrower, the lenders from time to time party thereto (the “USD Lenders”), the hedge providers from time to time party thereto (the “Hedge Providers”) and the USD Administrative Agent have entered into a credit agreement, dated as of December 21, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “USD Credit Agreement”), providing for the making of loans to the USD Borrower in an aggregate principal amount up to U.S.$110,000,000;

WHEREAS, the PEN Borrower and Scotiabank Perú S.A.A. have entered into a credit agreement, dated as of June 30, 2016 (the “Original PEN Credit Agreement”), providing for the making of loans to the PEN Borrower in an aggregate principal amount up to S/185,000,000;

WHEREAS, the PEN Borrower, the lenders party thereto (the “PEN Lenders”) and the PEN Administrative Agent have entered into an amendment to the Original Credit Agreement, dated as of the date hereof (the “Amendment No 1 to the PEN Credit Agreement,” and the Original PEN Credit Agreement, as amended by the Amendment No 1 to the PEN Credit Agreement and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “PEN Credit Agreement”) providing for the making of loans to the PEN Borrower and the refinancing of the amounts owed under the Original PEN Credit Agreement in an aggregate principal amount up to S/185’000,000.00;

WHEREAS, the PEN Guarantors (as defined below) and the PEN Administrative Agent have entered into a guaranty agreement (contrato de fianza solidaria), dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Peruvian PEN Guaranty Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the PEN Guarantors have agreed to guarantee the obligations of the PEN Borrower under the PEN Credit Documents (as defined below);

WHEREAS, the USD Guarantors (as defined below) and the USD Administrative Agent have entered into a guaranty agreement (contrato de fianza solidaria), dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Peruvian USD Guaranty Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the USD Guarantors have agreed to guarantee the obligations of the USD Borrower under the USD Credit Documents (as defined below);

WHEREAS, the PEN Guarantors and the PEN Administrative Agent have entered into a guaranty agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “NY PEN Guaranty Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the PEN Guarantors have agreed to guarantee the obligations of the PEN Borrower under the PEN Credit Documents;

WHEREAS, the USD Guarantors and the USD Administrative Agent have entered into a guaranty agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “NY USD Guaranty Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the USD Guarantors have agreed to guarantee the obligations of the USD Borrower under the USD Credit Documents (as defined below);

WHEREAS, as a condition precedent to the USD Lenders making certain loans under the USD Credit Agreement and the PEN Lenders making certain loans under the PEN Credit Agreement, each of the USD Borrower, the PEN Borrower and the Guarantors has, inter alia, agreed to enter into certain Shared Collateral Documents (as defined below) governing the Shared Collateral (as defined below); and

WHEREAS, in order to fulfill the conditions described in the immediately preceding recital, to appoint the Collateral Agent, and to provide for the orderly administration of the Shared Collateral and the Secured Obligations (as defined below), and to coordinate the enforcement of the respective rights of the Secured Claimholders (as defined below) in connection with the Shared Collateral, including certain intercreditor arrangements with respect to enforcement of rights under this Agreement, and the allocation of proceeds, the parties hereto wish to enter into this Agreement.

NOW THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., U.K., Spain, Colombia, Peru and Canada) applicable to each Obligor Party, their respective Affiliates or any party to the Financing Documents concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any law or regulation implementing the OECD Convention on Combatting Bribery of

Foreign Public Officials in International Business Transactions, the UK Bribery Act 2010, applicable Colombian laws 80 of 1993, 734 of 2002, 1121 of 2006, 1474 of 2011 and 1778 of 2016, the External Circular 100-000003 of July 26, 2016 issued by the Colombian Superintendence of Companies (Superintendencia de Sociedades de Colombia), provisions of the Colombian Criminal Code (Código Penal) relating to anti-corruption any circular approved by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) relating to anti-corruption practices, Articles 397°, 397° -A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), and all other similar anti-bribery or corruption laws applicable to any Obligor Party or any Subsidiary thereof.

“Anti-Money Laundering Laws” or “AML Laws” means all laws of any jurisdiction (including the U.S., Colombia and Peru) applicable to the Obligor Parties or their respective Affiliates or any party to the Financing Documents concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by Title III of the Act, the Money Laundering Control Act of 1986, other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001, the Colombian Law 599 of 2000 (Código Penal Colombiano), Law 1121 of 2006, the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time, and any other similar laws or regulations concerning anti-money laundering or anti-terrorism applicable to any Obligor Party or any Subsidiary thereof.

“Anti-Terrorism Laws” means any laws applicable to the Obligor Parties, their respective Affiliates or any party to the Financing Documents relating to terrorism or money laundering including the Executive Order, the Patriot Act, and the Money Laundering Control Act of 1986 (18 U.S.C. 1956 at seq).

“Applicable Percentage” means with respect to any Secured Claimholder at any time, the percentage (carried out to the fourth decimal place) of the aggregate Secured Obligations represented by such Secured Claimholder’s Secured Obligation at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, United States of America, Madrid, Spain, Lima, Peru, or Bogotá, Colombia.

“Claim” means any and all manner of action and actions, cause and causes of action, claims and counterclaims, liabilities, suits, debts, dues, sums of money, deposits, accounts, indemnities, guarantees, contributions, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, damages, injuries, judgments, executions, claims, expenses, attorneys’ fees, compensation and all other damages now accrued or hereafter to accrue, whether known or unknown.

“Colombia” means the Republic of Colombia.

“Colombian Collateral Agent” means Fiduciaria Colpatria S.A., as collateral agent pursuant to the Encargo Fiduciario, and its successors in such capacity.

“Colombian Stock Pledge Agreement” means the stock pledge agreement (contrato de garantía mobiliaria sin tenencia sobre acciones) to be entered into among the USD Borrower, as pledgor, and the Colombian Collateral Agent, as pledgee, with respect to 100% of the Equity Interests in the Target owned by the USD Borrower, substantially in the form of Exhibit A, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Notice” has the meaning assigned to it in Section 4.1.

“Dollars” or “U.S.$” refers to lawful currency of the United States.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the USD Administrative Agent or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enforcement Action Instruction” means a Joint Enforcement Action Instruction or a Group Enforcement Action Instruction, as applicable.

“Environmental Laws” means any and all national, departmental, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Executive Order” means the Executive Order No. 13224 on Terrorist financing.

“Event of Default” means, in respect of the USD Credit Agreement, any of the events specified in Section 8.01 of the USD Credit Agreement and, in respect of the PEN Credit Agreement, any of the events specified in Section 6.1 of the PEN Credit Agreement.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financing Documents” means, collectively, the USD Credit Documents and PEN Credit Documents.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Governmental Authority” means the government of Colombia, Peru, the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Representative” means and include (i) with respect to the USD Lenders and the Hedge Providers, the USD Administrative Agent, and (ii) with respect to the PEN Lenders, the PEN Administrative Agent.

“Group Required Secured Claimholders” means, at any time and, in connection with the USD Lenders and the Hedge Providers, USD Lenders holding more than 50% of the total USD Credit Primary Obligations then outstanding, and in connection with the PEN Lenders, PEN Lenders holding more than 50% of the total PEN Credit Primary Obligations then outstanding; provided, that solely for purposes of this definition, all net amounts due and payable to a Hedge Provider under a Reference Hedge shall be disregarded.

“Groups” means and includes each of (i) the USD Lenders and the Hedge Providers, and (ii) the PEN Lenders.

“GSP” means GSP Holding S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Guarantors” means, collectively, the USD Guarantors and the PEN Guarantors.

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment, fideicomiso, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of any Obligor Party or of the Obligor Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Obligor Party to perform its obligations under any Financing Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor Party of any Financing Document to which it is a party; or (d) a material adverse effect upon the validity or priority of the security interests purported to be granted to the Collateral Agent for the benefit of the Secured Claimholders under the Shared Collateral Documents.

“MedicSer” means Medic Ser S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Obligations” means, collectively, the Primary Obligations and the Secondary Obligations.

“Obligor Parties” means, collectively, the USD Loan Parties and the PEN Loan Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereof.

“Oncocenter” means Oncocenter Perú S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Oncosalud” means Oncosalud S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Organization Documents” means, with respect to any Person, (i) in the case of a corporation organized under the laws of Colombia, its by-laws (estatutos sociales) and a certificate of existence and legal representation issued by the relevant chamber of commerce, (ii) in the case of a corporation organized under the laws of Peru, its by-laws (estatutos sociales) and a certificate of existence and legal representation or official copy of the electronic entry (copia literal de la Partida Registral), (iii) in the case of any other corporation, the articles or certificate of incorporation and by-laws (or similar documents) of such Person, (iv) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (v) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (vi) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (vii) in any other case, the functional equivalent of the foregoing.

“PEN Credit Documents” shall have the meaning given to the term “Documentos del Préstamo” in the PEN Credit Agreement.

“PEN Credit Primary Obligations” means, as of any day, all principal, premium, fees and interest then due and payable by the PEN Borrower under the PEN Credit Agreement.

“PEN Credit Secondary Obligations” means, as of any day, all amounts and other obligations then due and payable by the PEN Borrower under the PEN Credit Documents other than the PEN Credit Primary Obligations.

“PEN Guarantors” means, collectively, MedicSer and Oncocenter, as guarantors under the Peruvian PEN Guaranty Agreement and the NY PEN Guaranty Agreement.

“PEN Loan Parties” means, collectively, the PEN Borrower, MedicSer and Oncocenter.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Peruvian Assets Security Trust Agreement” means the security trust agreement (fideicomiso en garantía), dated as of June 30, 2016, among, inter alia, MedicSer, GSP, Oncosalud, Scotiabank Perú S.A.A. and the Trustee, as amended pursuant to the First Amendment to the Peruvian Assets Security Trust Agreement, to be entered into among Oncosalud, MedicSer and GSP, as trustors, the Collateral Agent, as beneficiary, Scotiabank Perú S.A.A., and the Trustee, substantially in the form of Exhibit B, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Cash Flow Security Trust Agreement” means the security trust agreement (fideicomiso de flujos en garantía), dated as of June 30, 2016, among, inter alia, Oncosalud, Scotiabank Perú S.A.A. and the Trustee, as amended pursuant to the First Amendment to the Peruvian Cash Flow Security Trust Agreement, to be entered into among Oncosalud, as trustor, the Collateral Agent, as beneficiary, Scotiabank Perú S.A.A. and the Trustee, substantially in the form of Exhibit C, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Mortgages” means, collectively, (i) the mortgage (hipoteca) to be entered into among the Trustee, as mortgagor, and the Collateral Agent, as beneficiary, in respect of the surface right over the real estate property on which the Clínica Delgado is located and (ii) the mortgage (hipoteca) to be entered into among Oncosalud and certain of its Affiliates, as mortgagors, and the Collateral Agent, as beneficiary, in respect of the real estate to be described therein, each substantially in the form of Exhibit D, and each as amended, amended and restated, supplemented or otherwise modified from time to time.

“Primary Obligations” means, as of any day, the sum of (i) the aggregate amount of the USD Credit Primary Obligations then outstanding and (ii) the aggregate amount of the PEN Credit Primary Obligations then outstanding.

“Pro Rata Share” means, (i) as of any day and time when calculating the USD Credit Primary Obligations’ or USD Credit Secondary Obligations’ portion of any distribution or amount, an amount equal to the product of: (x) all Primary Obligations or Secondary Obligations, as applicable, as of such a day, and (y) a fraction, (A) the numerator of which is the aggregate outstanding of the USD Credit Primary Obligations or the USD Credit Secondary Obligations, as applicable, as of such a day, and (B) the denominator of which is the sum of the aggregate outstanding amount of all the USD Credit Primary Obligations or USD Credit Secondary Obligations, as applicable, as of such a day plus the aggregate outstanding amount of all the PEN Credit Primary Obligations or PEN Credit Secondary Obligations, as applicable, as of such a day, (ii) as of any day and time when calculating the PEN Credit Primary Obligations’ or PEN Credit Secondary Obligations’ portion or amount of any distribution, an amount equal to the product of (x) all Primary Obligations or Secondary Obligations, as applicable, as of such a day, and (y) a fraction, (A) the numerator of which is the aggregate outstanding amount of all the PEN Credit Primary Obligations or the PEN Credit Secondary Obligations, as applicable, as of such a day, and (B) the denominator of which is the sum of the aggregate outstanding amount of all the PEN Credit Primary Obligations or PEN Credit Secondary Obligations, as applicable, as of such a day plus all the USD Credit Primary Obligations or USD Credit Secondary Obligations, as applicable, as of such a day.

“Reference Hedge” means any Hedging Agreement required under Section 6.15 of the USD Credit Agreement, entered into between Oncosalud or the USD Borrower, as applicable, and a Hedge Provider.

“Required Secured Claimholders” means, at any time, the Secured Claimholders holding (i) more than 50% of the USD Credit Primary Obligations then outstanding, and (ii) more than 50% of the PEN Credit Primary Obligations then outstanding; provided, that solely for purposes of this definition, all net amounts due and payable to a Hedge Provider under a Reference Hedge shall be disregarded.

“Sanctioned Jurisdiction” means a country or territory which is subject to general, country wide trade, economic or financial sanctions or embargoes imposed, administered or enforced by:

(a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State);

(b) the United Nations;

(c) the European Union;

(d) Her Majesty’s Treasury, and the Foreign and Commonwealth Office of the United Kingdom;

(e) the Canadian Ministry for Foreign Affairs; or

(f) (any other relevant authority having jurisdiction over any USD Lender, PEN Lender, or any Obligor Party, as applicable.

“Sanction(s)” means any economic or financial sanctions, requirements, trade embargoes, laws, regulations or restrictive measures imposed, administered or enforced from time to time by:

(a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State);

(b) the United Nations;

(c) the European Union;

(d) Her Majesty’s Treasury, and the Foreign and Commonwealth Office of the United Kingdom;

(e) the Canadian Ministry for Foreign Affairs; or

(f) any other relevant authority having jurisdiction over any PEN Lender, any USD Lender or any Obligor, as applicable.

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., Canada and Peru) applicable to each Obligor Party and their respective Subsidiaries or any party to the Financing Documents concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) the Executive Order; (b) the USA PATRIOT Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; (i) The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”), (j) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and (k) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or Peru.

“Sanctions List” means any of the lists of specific designated nations or designated Persons or entities (or equivalent) held by:

(a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State);

(b) the United Nations;

(c) the European Union;

(d) Her Majesty’s Treasury, and the Foreign and Commonwealth Office of the United Kingdom;

(e) the Canadian Ministry for Foreign Affairs; or

(f) any other relevant authority having jurisdiction over a Finance Party or a member of the Group;

each as amended, supplemented or substituted from time to time.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union or Her Majesty’s Treasury, the subject or target of any Sanction; (f) with which any party to the Financing Documents is prohibited from dealing or otherwise engaging in any transaction pursuant to any Sanctions Laws; or (g) owned or Controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“Secondary Obligations” means, as of any day, the sum of (i) the aggregate amount of the USD Credit Secondary Obligations then outstanding, and (ii) the aggregate amount of the PEN Credit Secondary Obligations then outstanding.

“Secured Claimholders” means, at any relevant time, the holders of Secured Obligations at that time, including the USD Lenders, the PEN Lenders, the Hedge Providers, the PEN Administrative Agent, the USD Administrative Agent and the Collateral Agent.

“Secured Obligations” means and includes all of the following:

(i) the full and prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any USD Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities owed by the USD Loan Parties whether now existing or hereafter incurred under, arising out of, or in connection with, any USD Credit Document and the due performance and compliance by the USD Loan Parties with all of the terms, conditions and agreements contained in each USD Credit Document), including, without limitation, any such amounts payable after the filing of any petition in bankruptcy or reorganization, whether or not any such amounts are allowed in any such proceeding.

(ii) the full and prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any PEN Loan Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities owed by the PEN Loan Parties whether now existing or hereafter incurred under, arising out of, or in connection with, any PEN Credit Document and the due performance and compliance by the PEN Loan Parties with all of the terms, conditions and agreements contained in each PEN Credit Document), including, without limitation, any such amounts payable after the filing of any petition in bankruptcy or reorganization, whether or not any such amounts are allowed in any such proceeding.

(iii) any and all sums advanced by the Collateral Agent, including, without limitation, the reasonable and documented fees and expenses of its counsel, in order to preserve the Shared Collateral or preserve its interest in the Shared Collateral;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of any Obligor Party referred to in clauses (i) or (ii) above, respectively, after a Default or an Event of Default shall have occurred and be continuing, the documented expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by the Collateral Agent of its rights under any Shared Collateral Document, together with documented attorneys’ fees and court costs; and

(v) all amounts owing to the Collateral Agent, the PEN Administrative Agent and the USD Administrative Agent, in their capacity as such, pursuant to any of the Financing Documents.

“Shared Collateral” means all property (whether real or personal) with respect to which a Lien has been granted (or purported to be granted) pursuant to the Shared Collateral Documents, as security for the Secured Obligations.

“Shared Collateral Documents” means, collectively, the Peruvian Mortgages, the Colombian Stock Pledge Agreement, the Peruvian Cash Flow Security Trust Agreement and the Peruvian Assets Security Trust Agreement.

“Soles” or “S/” refers to lawful currency of Peru.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Target” means Promotora Médica Las Americas S.A., a sociedad anónima incorporated and existing under the laws of Colombia.

“Trustee” means La Fiduciaria S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, with respect to specific citations herein, as in effect on the date hereof and any applicable successor provisions.

“USD Credit Documents” shall have the meaning given to the term “Loan Documents” in the USD Credit Agreement.

“USD Credit Primary Obligations” means, as of any day, (i) all principal, premium, fees and interest then due and payable by the USD Borrower under the USD Credit Agreement, and (ii) all net amounts then due and payable by Oncosalud or the USD Borrower, as applicable, to a Hedge Provider under a Reference Hedge.

“USD Credit Secondary Obligations” means, as of any day, all amounts and other obligations then due and payable by the USD Borrower under the USD Credit Documents other than the USD Credit Primary Obligations.

“USD Guarantors” means, collectively, MedicSer, Oncocenter, and Oncosalud, as guarantors under the Peruvian USD Guaranty Agreement and the NY USD Guaranty Agreement.

“USD Loan Parties” means, collectively, the USD Borrower and the USD Guarantors.

“United States” means the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Interpretation of Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(b) Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein);

(ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) Unless otherwise provided, with respect to any monetary amount in a currency other than Dollars, such amount shall be deemed the Dollar Equivalent thereof.

ARTICLE II

THE COLLATERAL AGENT

Section 2.1 Appointment of Collateral Agent. Each Group Representative (on behalf of itself and the Group that it represents) hereby irrevocably designates and appoints Scotiabank Peru S.A.A., as collateral agent, as specified herein and in the other Shared Collateral Documents, and Scotiabank Peru S.A.A. hereby accepts and approves such appointment. Each Group Representative (on behalf of itself and the Group that it represents) hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Shared Collateral Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.

Section 2.2 Powers and Immunities of Collateral Agent.

(a) The Collateral Agent (which term as used in this sentence shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents):

(i) shall have no duties or responsibilities except those expressly set forth herein or in the other Shared Collateral Documents; nothing in this Agreement or any other Shared Collateral Document, express or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any such duties or responsibilities not expressly set forth herein and in any other Shared Collateral Document in respect of this Agreement or any other Shared Collateral Document and shall not by reason of this Agreement or any other Shared Collateral Document be a trustee or fiduciary for any Secured Claimholders;

(ii) shall have duties that are only mechanical and administrative in nature;

(iii) shall not be responsible to the Secured Claimholders for any recitals, statements, representations or warranties contained herein, or in any document referred to or provided for herein, or received by any of them hereunder, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Shared Collateral or any document referred to or provided for herein or for any failure by any Person to perform any of its obligations hereunder or thereunder; and

(iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgement.

(b) Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Group Representatives, as it deems appropriate. The Collateral Agent shall not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with this Article. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(c) The Collateral Agent shall be entitled to request instructions, or clarification of any instruction, from the Group Representatives, as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and shall be entitled to refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(d) The Collateral Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys in fact that are selected by it.

(e) Nothing in this Agreement shall require or obligate the Collateral Agent to advance, expend or risk its own funds or otherwise to incur personal financial liability in the performance or exercise of any of its duties or rights hereunder.

(f) If at any time the Collateral Agent is served or notified of any judicial or administrative order, judgment, decree, writ or any other form of judicial or administrative process which affects the Shared Collateral (including but not limited to orders of attachment or garnishment or any other forms of levies or injunctions or stays in relation with the transfer of the Shared Collateral), the Collateral Agent is authorized to comply therewith or to act pursuant to the counsel provided by the legal advisors of the Collateral Agent. The Collateral Agent shall not be responsible or liable to any of the parties hereto or to any other Person or entity derived from the fulfillment or compliance with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, regardless such order, judgment, decree, writ or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect, unless the Collateral Agents acted with willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final non-appealable judgment.

(g) The Collateral Agent shall be entitled to rely conclusively upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail message, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.

(h) Whenever in the administration of this Agreement or any Shared Collateral Document, the Collateral Agent shall deem it necessary that a factual matter be proved or established in connection with the Collateral Agent taking, suffering or omitting any action under this Agreement or any Shared Collateral Document, such matter (unless other evidence in respect thereof is specifically prescribed in this Agreement or Shared Collateral Document) may be deemed to be conclusively proved or established by a certificate of the Group Representatives.

(i) Except as otherwise expressly set forth herein or in the other Shared Collateral Documents, the Collateral Agent shall (i) not be responsible for the payment of any interest with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(j) To the extent permitted by applicable Law, in no event shall the Collateral Agent be liable for incidental, indirect, special, consequential or punitive damages (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless the form of action.

(k) The Collateral Agent may consult with counsel and shall be fully protected in respect of any action taken, omitted or suffered by it in accordance with such legal advice or opinion of such counsel.

(l) (i) Beyond the exercise of reasonable care in the custody thereof and except as otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Shared Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto; and (ii) the Collateral Agent (A) shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Shared Collateral, (B) shall not be liable or responsible for any loss or diminution in the value of any of the Shared Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent and with reasonable care and (C) shall be deemed to have exercised reasonable care in the custody and preservation of any Shared Collateral in its possession if such Shared Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

Section 2.3 Action or Inaction by the Collateral Agent. Before the Collateral Agent acts or refrains from acting, it may require a written instruction from the Group Representatives (or the relevant Group Representative specified under the relevant Financing Document as the Person required to provide instructions to the Collateral Agent with respect to a certain action or inaction) satisfactory to the Collateral Agent, together with satisfactory indemnity and security against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (including without limitation all legal fees and expenses of counsel), with respect to the proposed action or inaction; provided, that the

Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Financing Documents or Applicable Law. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith reliance upon such instruction or opinion. The Collateral Agent shall have no liability for any failure or delay in taking any such action as a result of a failure on the part of the relevant Group Representatives to provide such instructions.

Section 2.4 Reimbursement and Indemnification of Collateral Agent.

(a) The Obligor Parties, jointly and severally, agree to pay, on demand, to the Collateral Agent the amount of (i) all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (including the reasonable and documented fees, charges and disbursements of one primary counsel and a single local counsel in each relevant jurisdiction for the Collateral Agent and, in the case of an actual conflict of interest, one additional counsel for each relevant jurisdiction), in connection with the administration of the Shared Collateral Documents or any other document or any agreement or instrument contemplated thereby to which it is a party or the performance of its duties or the exercise of its rights hereunder or thereunder, the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Collateral Agent (including the documented fees, charges and disbursements of one primary counsel and a single local counsel in each relevant jurisdiction for the Collateral Agent and, in the case of an actual conflict of interest, one additional counsel for each relevant jurisdiction), in connection with (A) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Shared Collateral, (B) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent or the Secured Claimholders hereunder under any of the other Shared Collateral Documents or (C) the failure by any Obligor Party to perform or observe any of the provisions hereunder or under the other Shared Collateral Documents.

(b) The Obligor Parties, jointly and severally, agree to indemnify the Collateral Agent and its officers, directors, employees, representatives and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Obligor Parties) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Shared Collateral Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Shared Collateral Documents, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the any Obligor Party, and regardless of whether the respective Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Shared Collateral Document, if any Obligor Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the fullest extent permitted by applicable law, none of the Obligor Parties shall assert, and each Obligor Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor (provided that evidence of such claims has been delivered).

(e) The provisions of this Section 2.4 shall survive termination of this Agreement, satisfaction and discharge of the Secured Obligations and/or the resignation or removal of the Collateral Agent.

Section 2.5 Lack of Reliance on the Collateral Agent. Independently and without reliance upon the Collateral Agent, each Group Representative (on behalf of itself and the Group that it represents) to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Obligor Parties and their respective Subsidiaries in connection with the making and the continuance of the Secured Obligations and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Obligor Parties and their respective Subsidiaries and, except as expressly provided in this Agreement, the Collateral Agent shall not have any duty, obligation or responsibility, either initially or on a continuing basis, to provide any Group Representative (or any Secured Claimholder that it represents) with any credit or other information with respect thereto, whether coming into its possession before the making of the Secured Obligations or at any time or times thereafter. The Collateral Agent shall not be responsible to any Group Representative (or any Secured Claimholder that it represents) for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Shared Collateral Document or the financial condition of the Obligor

Parties or any of their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Shared Collateral Document, or the financial condition of the Obligor Parties or any of their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.

Section 2.6 The Collateral Agent in its Individual Capacity. The Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to the Obligor Parties or any Affiliate thereof (or any Person engaged in a similar business with the Obligor Parties or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from the Obligor Parties or any Affiliate thereof for services in connection with this Agreement or any other Shared Collateral Document and otherwise without having to account for the same to any Group Representative or other Secured Claimholder.

Section 2.7 Merger, Conversion or Consolidation of Collateral Agent. Any Person (i) into which the Collateral Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which the Collateral Agent shall be a party shall (if the Collateral Agent is not the surviving entity) be the successor of the Collateral Agent without the execution or filing of any document or any further act on the part of any of the parties hereto or any Secured Claimholder.

Section 2.8 Resignation by the Collateral Agent.

(a) The Collateral Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Shared Collateral Documents at any time by giving at least 60 Business Days’ prior written notice to the Group Representatives, and, unless an Event of Default of which the Collateral Agent has actual knowledge has occurred and is continuing, to the Obligor Parties. Such resignation shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (c) and (d) below or as otherwise provided below.

(b) The PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured Claimholders) may, to the extent permitted by applicable Law, by notice in writing to the Obligor Parties and the Collateral Agent, remove the Person acting as Collateral Agent and appoint a successor Collateral Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the Obligor Parties, which acceptance shall not be unreasonably withheld, conditioned or delayed; provided, that the Obligor Parties’ approval shall not be required if any Default or Event of Default has occurred and is continuing. Such removal shall take effect upon the appointment of a successor Collateral Agent pursuant to clauses (c) and (d) below or as otherwise provided below.

(c) Upon any such notice of resignation by, or notice of removal to the Collateral Agent, the PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured Claimholders) shall appoint a successor Collateral Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the Obligor Parties, which acceptance shall not be unreasonably withheld, conditioned or delayed; provided, that the Obligor Parties’ approval shall not be required if any Default or Event of Default has occurred and is continuing.

(d) If a successor Collateral Agent shall not have been so appointed within such 60 Business Day period, the resigning or removed Collateral Agent, with the consent of the Obligor Parties (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Obligor Parties’ consent shall not be required if a Default or Event of Default has occurred and is continuing), shall then appoint a successor Collateral Agent who shall be a commercial bank or trust company and who shall serve as Collateral Agent hereunder or thereunder until such time, if any, as the PEN Administrative Agent and the USD Administrative Agent appoint a successor Collateral Agent as provided above.

(e) Upon a resignation or removal of the Collateral Agent pursuant to this Section 2.8, the Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Shared Collateral Documents and the provisions of this Article II (and the analogous provisions of the other Shared Collateral Documents) shall continue in effect for the benefit of the Collateral Agent for all of its actions and inactions while serving as the Collateral Agent.

Section 2.9 Events of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default under the Financing Documents unless it has received a Default Notice.

Section 2.10 Force Majeure. Notwithstanding any provision herein to the contrary, in no event shall the Collateral Agent be liable for any failure or delay in the performance or lack of performance of its obligations under this Agreement because of circumstances beyond its control, including, but not limited to, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above; provided, that the Collateral Agent takes all reasonable action available to it to mitigate the impact of such force majeure event upon the other parties and the Collateral Agent diligently seeks to resolve such force majeure event to the extent possible.

Section 2.11 Shared Collateral Matters.

(a) Each Group Representative (on behalf of itself and the Group that it represents) authorizes and instructs the Collateral Agent to enter into such Shared Collateral Documents to which it is named as a party for the benefit of the Secured Claimholders, to the extent such Shared Collateral Document is in form and substance satisfactory to the Collateral Agent. Each Group Representative (on behalf of itself and the Group that it represents) hereby agrees that, except as otherwise set forth herein, any action taken by the PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured Claimholders) in accordance with the provisions of this Agreement or the other Shared Collateral Documents, and the exercise by the PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured

Claimholders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Claimholders. The Collateral Agent is hereby authorized by each Group Representative (on behalf of itself and the Group that it represents), without the necessity of any notice to or further consent from any Secured Claimholder, from time to time prior to the occurrence of a Default or an Event of Default, to take any action with respect to any Shared Collateral or Shared Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Shared Collateral granted pursuant to the Shared Collateral Documents, including, without limitation, to take any action and/or instruct the Colombian Collateral Agent in connection with the registration of the Colombian Stock Pledge Agreement before the Colombian Registro de Garantías Mobiliarias within 1 Business Day after the execution of the Colombian Stock Pledge Agreement; provided, however, that the Collateral Agent shall only enforce any Lien granted pursuant to the Shared Collateral Documents or foreclose on any property or assets constituting Shared Collateral granted pursuant to the Shared Collateral Documents, pursuant to Article IV.

(b) Each Group Representative (on behalf of itself and the Group that it represents) hereby authorizes the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Shared Collateral governed by any Shared Collateral Document (i) upon notification of all the Group Representatives of the termination of the Shared Collateral Documents and payment and satisfaction of all of the Secured Obligations (other than inchoate indemnification obligations), (ii) constituting property being sold or otherwise disposed of in compliance with the Financing Documents, (iii) if approved, authorized or ratified in writing by each Secured Claimholder, or (iv) as otherwise may be expressly provided in the relevant Shared Collateral Documents. Upon request by the Collateral Agent at any time, each Group Representative will confirm in writing the Collateral Agent’s authority to release particular types or items of Shared Collateral pursuant to this Section 2.11(b). In each case as specified in this Section 2.11(b), the Collateral Agent will execute and deliver to the Obligor Parties such documents as the Obligor Parties may reasonably request to evidence the release of such item of Shared Collateral from the assignment and security interest granted under the Shared Security Documents.

(c) The Collateral Agent shall have no obligation whatsoever to any Group Representative or any other Secured Claimholder or to any other Person to assure that the Shared Collateral exists or is owned by the applicable Obligor Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 2.11 or in any of the Shared Collateral Documents, it being understood and agreed that in respect of the Shared Collateral granted pursuant to the Shared Collateral Documents, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Shared Collateral as one of the Secured Claimholders and that the Collateral Agent shall have no duty or liability whatsoever to the Secured Claimholders, except for gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 2.12 Delivery of Information. The Collateral Agent shall not be required to deliver to any Group Representative or to any other Secured Claimholder originals or copies of any documents, instruments, notices, communications or other information received by the Collateral Agent from the Obligor Parties, any Subsidiary thereof, any other Group Representative, any other Secured Claimholder or any other Person under or in connection with this Agreement or any other Shared Collateral Document except (i) as specifically provided in this Agreement or any other Shared Collateral Document and (ii) as specifically requested from time to time in writing by any Group Representative with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Collateral Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 2.13 Collateral Agent May File Proofs of Claim. If any bankruptcy, insolvency, reorganization, receivership or similar judicial proceeding relating to any Obligor Party has been commenced and is pending, the Collateral Agent, irrespective of whether the principal of the Secured Obligations is then due and payable, shall be entitled and empowered, by intervention in such proceeding or otherwise (but shall have no obligation), to:

(a) file and prove a claim for its own claim and for the whole amount of the Secured Obligations then owing and unpaid and to file such other papers or documents as may be necessary or advisable as directed by the PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured Claimholders) in order to have the claims of the Secured Claimholders allowed in such judicial proceeding; and

(b) collect and receive any amounts or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each other Secured Claimholder to make such payments to the Collateral Agent on its behalf.

Section 2.14 Appointment of the Collateral Agent as Attorney-in-Fact.

(a) Each Obligor Party hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Obligor Party and in the name of such Obligor Party (but shall have no obligation), to the extent permitted by applicable law, to do the following to the extent the Collateral Agent does not have the power and right to do each of the following in its own name by virtue of the provisions hereof, in each case subject to the provisions of Section 4.1 and Section 4.2 and provided that the Collateral Agent agrees that it shall not exercise any right under the power of attorney provided for in this Section 2.14 unless an Event of Default shall have occurred and be continuing:

(i) in the name of such Obligor Party or its own name, or otherwise, to ask, demand, collect, receive and give receipts for any and all monies due and to become due, or any performance to be rendered, under any Shared Collateral Document, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any Shared Collateral Document, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such monies due or securing any performance to be rendered under any Shared Collateral Document;

(ii) to pay or discharge taxes, Liens, security interests or other encumbrances or charges levied or placed on or threatened against the Shared Collateral governed by any Shared Collateral Document;

(iii) (a) to direct any party liable for any payment of performance under any of the Shared Collateral Documents to make payment of any and all monies due and to become due thereunder or to render any performance provided for therein directly to the Collateral Agent, as the Collateral Agent shall direct, (b) to receive payment of and give receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Shared Collateral governed by any Shared Collateral Document, (c) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents relating to the Shared Collateral governed by any Shared Collateral Document, (d) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Shared Collateral or any portion thereof or proceeds relating thereto and to enforce any other right in respect of any Shared Collateral granted pursuant to the Shared Collateral Documents, (e) to defend any suit, action or proceeding brought against such Obligor Party with respect to any Shared Collateral governed by any Shared Collateral Document, (f) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate and (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Shared Collateral governed by any Shared Collateral Document as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Obligor Party’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Shared Collateral governed by any Shared Collateral Document and the security interest created therein in order to effect the intent of this Agreement, all as fully and effectively such Obligor Party might do;

(iv) to prepare, sign using any symbol that the Collateral Agent may adopt to signify such Obligor Party’s intent to authenticate and file any UCC financing statements in the name of such Obligor Party in any form authorized by an applicable filing office, including, without limitation, by facsimile or electronic data transmission; and

(v) to take such reasonable actions as the Collateral Agent may deem necessary from time to time to preserve, perfect and protect the security interest created hereby or enable the Collateral Agent to exercise and enforce its rights and remedies hereunder.

The foregoing power of attorney is a power coupled with an interest and shall be irrevocable for so long as the Secured Obligations (or any portion thereof) remain outstanding, and each Obligor Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue thereof.

(b) Each Obligor Party also authorizes the Collateral Agent, at any time and from time to time but subject in each case to the provisions of Section 4.1 and Section 4.2 (i) to communicate in its own name with any party to any Shared Collateral Document with regard to the security interest created hereby and other matters relating thereto and (ii) to execute, in connection with the sale provided for in the Shared Collateral Documents, any endorsements, assignments, bills of sale or other instruments of conveyance, or transfer with respect to the Shared Collateral granted pursuant to the Shared Collateral Documents.

(c) Each Obligor Party hereby acknowledges and agrees that in acting pursuant to this power-of-attorney the Collateral Agent shall be acting in its own interest and in the interest of the other Secured Claimholders and each Obligor Party acknowledges and agrees that the Collateral Agent and the other Secured Claimholders shall have no fiduciary duties to such Obligor Party and each Obligor Party hereby waives any claim to the rights of a beneficiary of a fiduciary relationship hereunder.

Section 2.15 Fees and Reimbursement of Costs and Expenses.

(a) Without duplication of any obligations pursuant to Section 2.4, and without limiting the obligations of the Obligor Parties under Section 2.4, the Obligor Parties shall pay promptly upon demand all documented costs and expenses of the Collateral Agent incident to the performance of its agency duties hereunder, as well as any and all fees separately agreed between the Obligor Parties and the Collateral Agent.

(b) If the Collateral Agent is required to perform extraordinary duties, or different duties from those detailed in this Agreement, then the Collateral Agent shall have the right to negotiate with the Obligor Parties the payment of a reasonable compensation, according to such extraordinary duties, reflecting the market value for the reward of said duties. Such compensation shall be entirely afforded by the Obligor Parties. Said compensation will be negotiated taking as a base the Collateral Agent’s fees for its duties hereunder, and applying a proportionality criterion in respect of such compensation. Extraordinary duties shall be those that require a significant increase in the tasks of the Collateral Agent, by means of: (i) amendments of this Agreement and/or the Shared Collateral Documents, except to the extent such amendments are in order to give effect to (A) mergers or reorganizations pursuant to the Finance Documents, and (B) releases of Shared Collateral pursuant to this Agreement; or (ii) changes in the applicable Law. If the Collateral Agent and the Obligor Parties do not reach an agreement in respect of the compensation to respect to extraordinary duties of the Collateral Agent, then the Collateral Agent shall be entitled to resign pursuant to Section 2.8.

Section 2.16 Beneficiary of Security Documents(a) . Each of the Collateral Agent and each Group Representatives (acting for the benefit of the Secured Claimholders that such Group Representative represents) acknowledges and accepts its condition as beneficiary and Secured Party of each of the Shared Collateral Documents.

ARTICLE III

SECURED OBLIGATIONS

Section 3.1 Secured Obligations. Each Group Representative agrees (on its behalf and on behalf of the Group that it represents) that all Secured Obligations shall be secured by the Shared Collateral pursuant to the Shared Collateral Documents and entitled to the benefits of this Agreement and the other Shared Collateral Documents.

Section 3.2 Shared Collateral Documents. Each Group Representative agrees (on its behalf and on behalf of the Group that it represents) that it has received copies of the other Shared Collateral Documents and, by its acceptance of the benefits thereof, agrees to the terms and provisions thereof.

Section 3.3 No Challenge. Each Group Representative (on its behalf and on behalf of the Group that it represents) agrees it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any proceeding or petition seeking liquidation, reorganization or other relief under any federal, state, or foreign bankruptcy insolvency, receivership or similar law now or hereafter in effect), the priority, validity or enforceability of the Shared Collateral, or the provisions of this Agreement.

ARTICLE IV

DEFAULT NOTICE, NEGOTIATION PERIOD

Section 4.1 Default Notice; Negotiation Period.

(a) Notwithstanding any other provision to the contrary herein or in any of the Financing Documents, each Group Representative shall notify the other Group Representative (with a copy to the Collateral Agent) in writing promptly after the occurrence of an Event of Default under the respective Financing Document (other than a Default or an Event of Default pursuant to Section 8.01(f) of the USD Credit Agreement or Section 6.1(c) of the PEN Credit Agreement, as applicable, in which case Section 2.13 shall apply) (such defaulted Financing Document, a “Defaulted Financing Document” and the other Financing Document that is not a Defaulted Financing Document, a “Non-Defaulted Financing Document”) prior to (x) the declaration by the relevant Secured Claimholders of the loans or any other obligations under the Defaulted Financing Document (including any corresponding promissory notes), in whole or in part, together with accrued interest thereon and all fees and other obligations of the respective Obligor Party accrued thereunder then outstanding to be immediately due and payable, or (y) any foreclosure or other sale of any Shared Collateral, the decision thereof adopted by the Group Required Secured Claimholders under such Defaulted Financing Document (a “Default Notice”). Each Group Representative agrees to negotiate in good faith for a period of at least 15 Business Days commencing on the date on which the Default Notice is received by the Group Representative of the Secured Claimholders of the Non-Defaulted Financing Document (the “Negotiation Period”) in order to reach an agreement in connection with the course of action proposed in the Default Notice and to obtain the approval of the Required Secured Claimholders in connection with such course of action.

(b) Promptly upon reaching an agreement during the Negotiation Period with respect to the course of action proposed in the Default Notice, the Group Representatives shall jointly notify in writing the Collateral Agent, setting forth in reasonable detail the actions to be taken by the Collateral Agent under the Shared Collateral Documents in respect of the relevant Default or Event of Default (the “Joint Enforcement Action Instruction”); provided, however, that except as otherwise instructed to the Collateral Agent pursuant to this Section 4.1(b) or Section 4.2, until any such notice is delivered by the Group Representatives to the Collateral Agent, the Collateral Agent may assume that no Default or Event of Default has occurred under any of the Financing Documents.

Section 4.2 Group Enforcement Action. Following the expiration of the Negotiation Period, and provided that no agreement has been reached by the Group Representatives during the Negotiation Period pursuant to Section 4.1(b), each Group Representative may individually exercise any rights or remedies under the Shared Collateral Documents or with respect to the Shared Collateral by giving to the Collateral Agent instructions in writing to take such enforcement actions as may be determined by the respective Group Representative (acting at the instructions of the Group Required Secured Claimholders that such Group Representative represents), and substantially concurrently with giving any instructions in writing to the Collateral Agent, the Group Representative giving such instructions shall deliver a copy thereof to the other Group Representative (the “Group Enforcement Action Instruction”); provided, that in the event conflicting or inconsistent instructions are received by the Collateral Agent from more than one Group Representative, the Group Representatives hereby agree and instruct the Collateral Agent to follow the instructions of the Group Representative requesting the commencement of enforcement actions with respect to the Collateral. The Collateral Agent shall have no liability for any failure or delay in taking any directed action as a result of the receipt of any such conflicting or inconsistent instructions.

Section 4.3 Directions by the Group Representatives. Subject to Section 4.1(b) and Section 4.2, the Group Representatives shall have the right to direct the time, method and place of conducting any proceeding hereunder, or to exercise any remedy available to the Collateral Agent hereunder. For purposes of the Required Secured Claimholders providing instructions to any Group Representative, such Group Representative may receive and rely upon instructions of another Group Representative on behalf of the Secured Claimholders it represents.

ARTICLE V

APPLICATION OF SHARED COLLATERAL PROCEEDS

Section 5.1 Application of Shared Collateral Proceeds.

(a) Upon delivery to the Collateral Agent of an Enforcement Action Instruction pursuant to the terms hereof, all amounts received by the Collateral Agent in respect of or resulting from the foreclosure of the Shared Collateral granted pursuant to such Shared Collateral Documents that, pursuant to the terms hereunder or thereunder shall be applied by the Collateral Agent to the payment of the Secured Obligations, shall be applied, as follows:

(i) first, to the payment to the Collateral Agent of all amounts due under clauses (iii), (iv) and (v) of the definition of “Secured Obligations” relating to such Shared Collateral Documents or the Shared Collateral granted pursuant thereto;

(ii) second, to the extent proceeds remain after the application pursuant to the clause (i) above, to the payment of all amounts due to the PEN Administrative Agent and the USD Administrative Agent of the type described in clause (v) of the definition of “Secured Obligations,” as certified to the Collateral Agent by the Administrative Agent;

(iii) third, to the extent proceeds remain after the application pursuant to clauses (i) and (ii) above, an amount equal to the outstanding Primary Obligations, as certified to the Collateral Agent by the USD Administrative Agent or the PEN Administrative Agent, as applicable, shall be applied to the payment, repayment, reimbursement or cash collateralization, as applicable, to the Secured Claimholders specified in writing to the Collateral Agent by the PEN Administrative Agent or the USD Administrative Agent, as applicable, with each Secured Claimholder receiving an amount equal to the aggregate outstanding amount of Primary Obligations due to such Secured Claimholders, as certified to the Collateral Agent by the PEN Administrative Agent or the USD Administrative Agent, as applicable, or, if the proceeds are insufficient to pay in full all such Primary Obligations, such Secured Claimholders’ Applicable Percentage of such proceeds as determined by the Collateral Agent based on the information most recently provided by the PEN Administrative Agent and the USD Administrative Agent of the amount remaining to be distributed;

(iv) fourth, to the extent proceeds remain after the application pursuant to clauses (i) through (iii) above, an amount equal to the outstanding Secondary Obligations, as certified to the Collateral Agent by the PEN Administrative Agent or the USD Administrative Agent, as applicable, shall be applied to the payment to the Secured Claimholders specified in writing to the Collateral Agent by the PEN Administrative Agent or the USD Administrative Agent, as applicable, with each Secured Claimholder receiving an amount equal to the aggregate outstanding amount of Secondary Obligations due to such Secured Claimholders, as certified to the Collateral Agent by the PEN Administrative Agent or the USD Administrative Agent, as applicable, or, if the proceeds are insufficient to pay in full all such Secondary Obligations, such Secured Claimholders’ Applicable Percentage of such proceeds as determined by the Collateral Agent based on the information most recently provided by the PEN Administrative Agent and the USD Administrative Agent of the amount remaining to be distributed; and

(v) fifth, to the extent proceeds remain after the application pursuant to the clauses (i) through (iv) inclusive, and following the termination of this Agreement pursuant to Section 8.16, to the Obligor Parties or to whomever may be lawfully entitled to receive such surplus (including any other secured creditors as provided in the Shared Collateral Documents).

(b) If any payment to any Secured Claimholder of its Pro Rata Share of any distribution of amounts received by the Collateral Agent in respect of or resulting from the foreclosure of the Shared Collateral would result in overpayment to such Secured Claimholder, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as applicable, of the other Secured Claimholders entitled to such distributions in accordance with the priority set forth under clause (a) above, with each such Secured Claimholder whose Primary Obligations or Secondary Obligations, as applicable, have not been paid in full in accordance with the priority set forth under clause (a) above, to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the aggregate outstanding amount of Primary Obligations or Secondary Obligations, as applicable, of such Secured Claimholder and the denominator of which is the aggregate outstanding amount Primary Obligations or Secondary Obligations, as applicable, of all Secured Claimholders entitled to such distribution.

ARTICLE VI

NON-PRO RATA PAYMENTS; SHARING

Section 6.1 Application of Non-Pro Rata Payments; Sharing. Each Group Representative (on behalf of itself and the Group that it represents) agrees that the provisions of this Article VI shall be applicable only: (i) after delivery of an Enforcement Action Instruction, or (ii) in the event that any Default or Event of Default pursuant to Section 8.01(f) of the USD Credit Agreement or Section 6.1(c) of the PEN Credit Agreement shall have occurred and is continuing.

Section 6.2 Notice of Non-Pro Rata Payments. Each Group Representative (on behalf of itself and the Group that it represents) agrees that such Group Representative shall notify the Group Representative for the other Secured Claimholders and the Collateral Agent in writing of its receipt or the receipt by a Secured Claimholder that it represents (whether arising by reason of a payment, the exercise of a right of set-off, or otherwise) of any amount in respect of any Secured Obligation which is known to such Group Representative or such Secured Claimholder to be in excess of its Group’s or such Secured Claimholder’s pro rata portion of such payment.

Section 6.3 Sharing of Non-Pro Rata Payments. Each Group Representative (on behalf of itself and the Group that it represents) agrees that in the event any Group Representative or Secured Claimholder shall obtain payment, repayment, reimbursement or cash collateralization, as applicable, of any amounts due to it or in respect of Secured Obligations of such Group Representative or such Secured Claimholder (whether by voluntary payment, by realization upon Shared Collateral, by the exercise of the right of setoff or banker’s Lien, by counterclaim or cross action, by the enforcement of any right or remedy under the Shared Collateral Documents or otherwise), in an amount which is in a greater proportion to the amount that such Group Representative or Secured Claimholder shall be entitled to receive in accordance with the order of priority set forth in Sections 5.1, then such Group Representative or Secured Claimholder receiving such excess payment, repayment, reimbursement or cash collateralization, as applicable, shall purchase for cash without recourse or warranty from the other Secured Claimholders an interest in the Secured Obligations of the Obligor Parties to such Secured Claimholders in such amount as shall result in a proportional participation in accordance with the order of priority set forth in Sections 5.1 or 5.2, as applicable, by the applicable Secured Claimholders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Group Representative or Secured Claimholders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Obligor Parties hereby, jointly and severally, represent and warrant to the Collateral Agent, the PEN Administrative Agent and the USD Administrative Agent that:

Section 7.1 Existence, Qualification and Power. Each Obligor Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as it is currently being conducted and (ii) execute, deliver and perform its obligations under the Financing Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.2 Authorization; No Contravention. The execution, delivery and performance by each Obligor Party of each Financing Document to which such Obligor Party is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Obligor Party’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which such Obligor Party is a party or affecting such Obligor Party or the properties of such Obligor Party or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Obligor Party or its property is subject; or (c) violate any Law.

Section 7.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor Party of this Agreement or any other Financing Document, except for (i) the approvals, consents, authorizations, notices or filings, which have been (or will be, pursuant to the Financing Documents) duly obtained, taken, given or made and are in full force and effect, and (ii) the registration of the Colombian Stock Pledge Agreement in the Target’s share ledger, which will be made pursuant to Section 6.14 of the USD Credit Agreement, (iii) the registration of the Colombian Stock Pledge Agreement before the Colombian Registro de Garantías Mobiliarias which shall be made by the Colombian Collateral Agent, and (iii) the authorization of the Colombian Nacional Health Superintendency (Superintendencia Nacional de Salud) which shall be obtained to foreclose the Colombian Stock Pledge Agreement.

Section 7.4 Binding Effect. This Agreement has been, and each other Financing Document to which any Obligor Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Obligor Party. This Agreement constitutes, and each other Financing Document to which an Obligor Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Obligor Party, enforceable against such Obligor

Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and/or principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law).

Section 7.5 Sanctions Laws.

(a) None of the Obligor Parties, their Subsidiaries, Auna or any of their respective directors, officers or employees or, to the knowledge of any Obligor Party after due inquiry, its agents or Affiliates or those of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(b) Each Obligor Party, their Subsidiaries, Auna, their respective directors, officers, employees and, to the knowledge of any Obligor Party after due inquiry, its agents and Affiliates and those of its Subsidiaries are in compliance with Sanctions Laws.

(c) Each Obligor Party and each of its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Sanctions Laws.

Section 7.6 Anti-Terrorism; Sanctions Laws; AML Laws.

(a) None of the Obligor Parties, nor any of its Subsidiaries, Auna or any of their respective directors, officers or employees or, to the knowledge of any Obligor Party after due inquiry, its agents, or Affiliates or those of its of its Subsidiaries (i) has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws or (ii) is a Person that is, or is owned or Controlled by Persons that are on a Sanctions List or located, organized or resident in a Sanctioned Country.

(b) Each Obligor Party, each of its Subsidiaries and, to the knowledge of the each Obligor, its directors, officers, employees, agents and Affiliates are in compliance with Sanctions Laws and with all AML Laws, and have instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Corruption Laws.

(c) None of the Obligor Parties, their Subsidiaries, Auna or any of their respective directors, officers or employees or, to the knowledge of any Obligor Party after due inquiry, its agents, or Affiliates or those of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Person of any Anti-Corruption Law or Anti-Terrorism Laws and each Obligor Party and each of its Subsidiaries has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws and regulations.

Section 7.7 Anti-Money Laundering. None of the Obligor Parties, their Subsidiaries, Auna or any of their respective directors, officers, or employees or, to the knowledge of any Obligor Party after due inquiry, its agents or Affiliates or those of its Subsidiaries has violated or is violating any Anti-Money Laundering Laws.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Calculations. For purposes of (i) calculating the Pro Rata Share, the Required Secured Claimholders, the Group Required Secured Claimholders, or any other percentage or amount required to be calculated in accordance with this Agreement and (ii) the application of proceeds pursuant to Article V, the Collateral Agent shall be entitled to rely upon the relevant Group Representative for a determination (which each Group Representative agrees to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and the Secondary Obligations, due to each Secured Claimholder represented by the Group Representatives providing such information.

Section 8.2 Modifications and Amendments of the Financing Documents. None of the Groups shall, without the prior written consent of the Group Required Secured Claimholders of the other Group, amend, supplement, or otherwise modify, or permit the amendment, supplement, or other modification of, any provision of any Financing Document to which such Group is a party, if such amendment, supplement or other modification may reasonably be expected to be adverse to the interests of the other Group in any material respect, or otherwise, in respect of such Group’s Financing Documents, is purported to:

(i)

increase the principal amount of the loans outstanding under the USD Credit Agreement or the principal amount of the loans outstanding under the PEN Credit Agreement (except, in the case of the USD Credit Agreement, an increase in Commitments pursuant to section 2.13 of the USD Credit Agreement); or

(ii)

increase any interest rate margin with respect to the Obligations (other than by operation of a step-up in rate as a result of the passage of time or the imposition of a default rate of interest, as such step-up or default rate of interest exists under such Financing Document); or

(iii)	change the base rate to which any such interest rate margin applies, fees or commissions are calculated or are payable thereunder; or

(iv)

modify the scheduled dates of repayment of the loans or extensions of credit thereunder (including without limitation the final maturity of the loans or extensions of credit thereunder) or the scheduled dates of payment of interests thereunder; or

(v)

alter the manner in which payments, prepayments, reimbursement or cash collateralization of principal, interest or other amounts due thereunder shall be applied or the events of mandatory or voluntary prepayments under any Financing Document; or

(vi)

impose on any Obligor Party any representations, warranties, covenants, events of default or remedies that are more restrictive or burdensome to such Obligor Party in any material respect than the terms and provisions of the other Group’s Financing Documents as in effect on the date of this Agreement, or alter any definitions to effect any of the foregoing.

Section 8.3 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile, as follows:

if to any of the Obligor Parties, at:

Auna Colombia S.A.S.

Street Address: Avenida Diagonal 75B # 2A – 120, Oficina 308, Medellín, Colombia

Attention: Pedro Castillo Paredes / Regina Sandoval Pinto / Andrés Ángel

Tel: +511 2053500 - Extension: 1778 / +511 2053500 - Extension: 1706 / +574 3410516

Email: pcastillo@auna.pe, csandovalp@auna.pe, cangel@aunasalud.co

Oncocenter Perú S.A.C. / Oncosalud S.A.C. / Medic Ser S.A.C.

Street Address: Avenida República de Panamá 4575 piso 7, Surquillo, Lima, Perú

Attention: Pedro Castillo Paredes / Regina Sandoval Pinto

Tel: +511 2053500 - Extension: 1778 / +511 2053500 - Extension: 1706

Email: pcastillo@auna.pe, csandovalp@auna.pe

if to the USD Administrative Agent, at:

Citibank del Perú S.A.

Street Address: Av. Canaval y Moreyra 480. San Isidro, Piso 3

Attention: Administrative Agent - Administration Team

Tel: +511 215 2000 Email: ca.hub.latam@citi.com

Attention: Administrative Agent - Operation Team

Tel: +511 215 2000 Email: pe.ops.sfs@citi.com

if to the PEN Administrative Agent, at:

Scotiabank Peru S.A.A.

Street Address: Dionisio Derteano No. 102, Distrito de San Isidro, Provincia y Departamento de Lima

Attention: Gloria Barreda /Ana Martinez / Enrique Suarez

Tel: +511 2116000

Email: gloria.barreda@scotiabank.com.pe , ana.martinez@scotiabank.com.pe , enrique.suarez@scotiabank.com.pe if to the Collateral Agent, at:

Scotiabank Peru S.A.A.

Street Address: Dionisio Derteano No. 102, Distrito de San Isidro, Provincia y Departamento de Lima

Attention: Gloria Barreda /Ana Martinez / Enrique Suarez

Tel: +511 2116000

Email: gloria.barreda@scotiabank.com.pe , ana.martinez@scotiabank.com.pe , enrique.suarez@scotiabank.com.pe

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Notices and other communications to the Collateral Agent or the Obligor Parties hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent and the Obligor Parties. The Collateral Agent or the Obligor Parties may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Collateral Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Collateral Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.5 Governing Law; Jurisdiction; Service of Process; Etc.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding against such party with respect to this Agreement, the other Financing Documents (except for the Financing Documents governed by Colombian or Peruvian law) to which it is a party or any judgment against such party entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York, and each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each Obligor Party hereby further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against such Obligor Party, to the appropriate courts of the jurisdiction of its domicile.

(c) Process Agent. Each Obligor Party hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York relating to this Agreement or any other Financing Document to which it is a party (except for Financing Documents governed by Colombian or Peruvian law) may be made upon C T Corporation System, presently located at 111 Eighth Avenue, New York, New York 10011, United States (the “Process Agent”), and each Obligor Party hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Obligor Parties shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for any Obligor Party to receive service of process hereunder, such Obligor Party shall promptly appoint a successor agent reasonably satisfactory to the Collateral Agent. Each Obligor Party hereby further irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Collateral Agent or any Secured Claimholder by registered or certified mail, postage prepaid, at its address set forth in Section 8.3.

(d) Other Service. Nothing herein shall in any way be deemed to limit the ability of the Collateral Agent, the PEN Administrative Agent, the USD Administrative Agent or any Secured Claimholder to serve any such writs, process or summonses in any other manner permitted by applicable Law or to obtain jurisdiction over the Obligor Parties in such other jurisdictions, and in such manner, as may be permitted by applicable Law.

(e) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which such party is a party brought in the Supreme Court of the State of New York, County of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 No Waiver; Remedies Cumulative. No failure or delay on the part of any Secured Claimholder in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Obligor Parties and such Secured Claimholder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Secured Claimholders would otherwise have. No notice to or demand on the Obligor Parties in any case shall entitle the Obligor Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Claimholder to any other or further action in any circumstances without notice or demand.

Section 8.8 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 8.9 Amendments to this Agreement. Neither this Agreement nor any Shared Collateral Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed, respectively, by the Obligor Parties party thereto or thereof, the Secured Claimholders party thereto or thereof and with the prior written consent from the PEN Administrative Agent and the USD Administrative Agent (each acting at the instructions of the respective Required Secured Claimholders).

Section 8.10 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

Section 8.11 No Partnership. Nothing contained in this Agreement and no action by any Secured Claimholder is intended to constitute or shall be deemed to constitute among such Secured Claimholders (or any of them) a partnership, association, joint venture or other entity.

Section 8.12 No Impairments. Nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other rights the Secured Claimholders may have or may obtain against any other Secured Claimholder.

Section 8.13 Conflicts with Other Shared Collateral Documents. In the event of any conflict between the terms of this Agreement and the other Shared Collateral Documents, the provisions of this Agreement shall control.

Section 8.14 Integration. This Agreement represents the agreement of the Secured Claimholders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Secured Claimholder relative to the subject matter hereof not expressly set forth or referred to herein.

Section 8.15 Representations. Each Group Representative (on behalf of itself and the Group that it represents) represents and warrants, as to itself, that it has duly authorized, executed and delivered this Agreement and that this Agreement is the legal, valid and binding obligation of itself and of each Secured Claimholder that it represents, enforceable against itself and such Secured Claimholder, if any, in accordance with its terms.

Section 8.16 Termination; Survival. Upon the termination of the Financing Documents and the indefeasible payment in full in cash of the Secured Obligations, this Agreement shall terminate and, except for Section 2.4 and this Article VII, shall be of no further force and effect.

Section 8.17 Agreement for Benefit of the Collateral Agent, Group Representatives and other Secured Claimholders Only.

(a) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any Person other than the Group Representatives and the other Secured Claimholders and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the Group Representatives and the other Secured Claimholders and their respective successors and permitted assigns.

(b) Notwithstanding anything in this Agreement to the contrary, each Obligor Party is a party to this Agreement solely for purposes of Article II, Article V, and Sections 8.3, 8.4, 8.5 and 8.6, and in its capacity as grantor of the Shared Collateral for purposes of acknowledging the matters set forth in this Agreement. The Obligor Parties shall have no rights under this Agreement and shall not be entitled to enforce any obligations of any Collateral Agent any Group Representative or any other Secured Claimholder hereunder or claim as a defense to any claim or action, whether arising contractually, under applicable law or otherwise, that any Group Representative or any other Secured Claimholder has not complied with any of its obligations hereunder, including any such defense with respect to any Enforcement Action Instruction brought about by any Secured Claimholder under this Agreement or any other agreement.

(c) None of the Obligor Parties shall assign or otherwise transfer any of its rights or obligations hereunder without the written consent of the Secured Claimholders, and any purported assignment or transfer without such consent shall be void and without effect. The Group Representatives and the Secured Claimholders may assign or otherwise transfer any or all of its rights and obligations hereunder so long as such transfer or assignment is in accordance with the applicable Financing Documents. Each Group Representative agrees that if the USD Lenders, the PEN Lenders or themselves, as applicable, assign or otherwise transfer (with respect to the USD Lenders or the PEN Lenders, other than by granting a participating interest therein) all or any part of their interest under the Financing Documents, or this Agreement:

(i) it shall notify the other Group Representative of such assignment or transfer;

(ii) such assignment or transfer shall not contravene the provisions hereunder or under the Financing Documents; and

(iii) such assignment or transfer will not become effective until the assignee or transferee shall have expressly assumed all obligations of the assigning or transferring USD Lender, PEN Lender or Group Representative under this Agreement, as applicable, as stated in this Agreement and the applicable Financing Document.

Section 8.18 Payments. All payments required to be made hereunder shall be made (x) if to the USD Lenders, to the USD Administrative Agent for the account of the USD Lenders, and (y) if to the PEN Lenders, to the PEN Administrative Agent for the account of the PEN Lenders.

Section 8.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AUNA COLOMBIA S.A.S., as USD Borrower

By:	/s/ Carlos Andres Angel Aranyo
Name:	Carlos Andres Angel Aranyo
Title:	Legal Representative

ONCOSALUD S.A.C., as PEN Borrower and USD Guarantor

By:	/s/ Juan R. Serván Rocha
Name:	Juan R. Serván Rocha
Title:	Legal Representative

By:	/s/ Jesus A. Zamora Leon
Name:	Jesus A. Zamora Leon
Title:	Legal Representative

MEDIC SER S.A., as PEN Guarantor and USD Guarantor

By:	/s/ Juan R. Serván Rocha
Name:	Juan R. Serván Rocha
Title:	Legal Representative

By:	/s/ Jesus A. Zamora Leon
Name:	Jesus A. Zamora Leon
Title:	Legal Representative

ONCOCENTER PERÚ S.A.C., as PEN Guarantor and USD Guarantor

By:	/s/ Juan R. Serván Rocha
Name:	Juan R. Serván Rocha
Title:	Legal Representative

By:	/s/ Jesus A. Zamora Leon
Name:	Jesus A. Zamora Leon
Title:	Legal Representative

SCOTIABANK PERU S.A.A., as PEN Administrative Agent under the PEN Credit Agreement

By:	/s/ Lorena Guiulio Vera
Name:	Lorena Guiulio Vera
Title:	Fiduciary Services Manager, Global Transaction Banking

By:	/s/ Claudia Quiroz
Name:	Claudia Quiroz
Title:	Senior Legal Advisor, Products and Fiduciary Services

CITIBANK DEL PERU S.A., as USD Administrative Agent under the USD Credit Agreement

By:	/s/ Maria Eugenia Gonzalez
Name:	Maria Eugenia Gonzalez
Title:	CCO – Peru

By:	/s/ Mario Bedoya
Name:	Mario Bedoya
Title:	Managing Director

SCOTIABANK PERU S.A.A., as Collateral Agent

By:	/s/ Lorena Guiulio Vera
Name:	Lorena Guiulio Vera
Title:	Fiduciary Services Manager, Global Transaction Banking

By:	/s/ Claudia Quiroz
Name:	Claudia Quiroz
Title:	Senior Legal Advisor, Products and Fiduciary Services

Signature Page to Intercreditor Agreement